FOR IMMEDIATE RELEASE

May 5, 2017

For more information contact:

Scott Estes (419) 247-2800

Welltower Reports First Quarter 2017 Results

Toledo, Ohio, May 5, 2017…..Welltower Inc. (NYSE:HCN) today announced results for the quarter ended March 31, 2017. For the quarter, we generated net income attributable to common stockholders of $0.86 per share and normalized FFO attributable to common stockholders of $1.05 per share.

Quarterly Highlights

•         Continued portfolio repositioning efforts generating $1.1 billion of disposition proceeds

•         Net debt to undepreciated book capitalization declined to 35.8% from 37.4% versus 12/31/16

•         Net debt to adjusted EBITDA improved to 5.26x

•         Adjusting for the effect of leap year in 2016, seniors housing operating SSNOI grew 1.9%, including 1.0% from the U.S. portfolio, and SS REVPOR grew 4.1%

“Welltower has once again delivered a strong overall quarter,” commented CEO Tom DeRosa. “Our premier seniors housing operators in high barrier to entry markets showed resiliency during a bad flu season and pockets of heightened supply nationwide, and were able to drive continued rate growth. We further executed on our strategy of deleveraging, while taking advantage of robust pricing to sell non-core assets in secondary markets at low cap rates. Our patience, discipline and the long-term nature of our decision making continues to drive shareholder value and best position Welltower for the compelling opportunities that lie ahead.”

Capital Activity On March 31, 2017, we had $380 million of cash and cash equivalents and $2.5 billion of available borrowing capacity under our primary unsecured credit facility.  During the first quarter, we generated approximately $112 million in proceeds under our ATM and DRIP programs. In addition, we extinguished $806 million of secured debt at a blended average interest rate of 5.6%. In March, we redeemed all 11.5 million shares of our 6.5% Series J preferred stock.

Outlook for 2017 Net income attributable to common stockholders has been revised to a range of $2.39 to $2.49 per diluted share from the previous range of $2.65 to $2.75 per diluted share primarily due to the normalizing items in Exhibit 1. We are affirming our 2017 normalized FFO attributable to common stockholders guidance and expect to report in a range of $4.15 to $4.25 per diluted share.  As previously disclosed, we will no longer report FAD, primarily because it could be considered a liquidity metric, but we will provide relevant data components. In preparing our guidance, we have updated the following assumptions:

•         Same Store NOI: We continue to expect average blended SSNOI growth of approximately 2%-3% in 2017.

•         Acquisitions: 2017 earnings guidance excludes any additional potential acquisitions beyond what has been announced.

•         Development: We anticipate funding additional development of approximately $265 million in 2017 relating to projects underway on March 31, 2017. We expect development conversions during the remainder of 2017 of approximately $375 million, which are currently expected to generate stabilized yields of approximately 7.9%. These projections exclude the midtown Manhattan development project which is still in the planning stage.

•         Dispositions: We continue to anticipate approximately $2 billion of disposition proceeds at a blended yield of 7.6% in 2017. This includes approximately $1.1 billion of proceeds from dispositions completed to-date and $0.9 billion of incremental proceeds from other potential loan payoffs and property sales.

Our guidance does not include any additional investments, dispositions or capital transactions beyond what we have announced, nor any transaction costs, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to FFO attributable to common stockholders.  We will provide additional detail regarding our 2017 outlook and assumptions on the first quarter 2017 conference call.

Dividend Growth As previously announced, the Board of Directors declared a cash dividend for the quarter ended March 31, 2017 of $0.87 per share, as compared to $0.86 per share for the same period in 2016.  On May 22, 2017, we will pay our

1Q17 Earnings Release                                                                                                                                                                         May 5, 2017

184th consecutive quarterly cash dividend.  The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.

Investment and Disposition Activity  We completed $217 million of pro rata gross investments for the quarter including $104 million in acquisitions/JVs, $102 million in development funding and $11 million in loans.  100% of these investments were completed with existing relationships. Acquisitions/JVs were comprised of five separate transactions at a blended yield of 6.4%. The development fundings are expected to yield 7.5% upon stabilization and the loans were made at a blended rate of 8.0%. We also placed into service nine development projects totaling $186 million at a blended stabilized yield of 7.0%. Also during the quarter, we completed total dispositions of $1.1 billion consisting of loan payoffs of $65 million at an average yield of 8.7% and property sales of $1 billion at a blended yield on proceeds of 6.5%.

Notable Investments with Existing Operating Partners

Benchmark Senior Living We expanded our relationship with Benchmark by acquiring a 91-unit private pay seniors housing property through our existing 95/5 joint venture. The property opened in 2014 and is located in the New Haven, CT MSA. The purchase price based upon 100% ownership interest was $36 million, which represents a cap rate of 6.1%. The property was acquired through a purchase option that was granted to us after we provided a mezzanine loan for construction financing. Since closing our initial $846 million acquisition in 2011, we have completed $543 million of follow-on pro rata investments with Benchmark.

New Perspective We expanded our relationship with New Perspective by acquiring a 100% ownership interest in a 77-unit private pay seniors housing property owned by a third party and located in the Minneapolis/St. Paul MSA for $22 million. The property opened in 2015 and was added to a master lease which has a corporate guarantee and expires in 2030. The initial lease yield is 6.0% with 3% annual increasers. Since closing our initial $17 million acquisition/leaseback in 2009, we have completed $296 million of follow-on pro rata investments with New Perspective.

Avery Healthcare We expanded our relationship with Avery by acquiring a 100% interest in two seniors housing properties in the UK midlands for £14.3 million. The properties will be added to a master lease at an initial lease yield of 7.5% with 3% annual increasers. The master lease has a corporate guarantee and expires in 2037. Since closing our initial $204 million acquisition/leaseback in 2013, we have completed $620 million of follow-on pro rata investments with Avery.

Community Health Network We acquired a 100% interest in an affiliated outpatient medical office building in Anderson, Indiana for $22 million, which represents a year one cap rate of 6.3%. The property is 68,624 rentable square feet, was built in 2017, and is 100% master leased to Community Health Network (Moody’s A2), a not-for-profit health system with over 1,400 affiliated physicians and 200 patient care sites throughout Central Indiana. Community Health Network leases over 160,000 square feet of space in Welltower properties.

Notable Development Conversions

Kisco We expanded our relationship with Kisco by completing the development of 165 independent living units as part of a private pay, rental continuing care retirement community campus located in the North Hills area of Raleigh, NC. The investment amount based on 100% ownership interest was $72 million and the property was added to a master lease at an initial lease yield of 8.0% in our existing 85/15 joint venture. There are no increasers for the first five years and 25 basis point annual increasers thereafter.  The assisted living, memory care and post-acute units will be completed during the second quarter.  Since closing our initial $19 million acquisition in 2012, we have completed $137 million of follow-on investments with Kisco.

Sagora We expanded our relationship with Sagora by completing the development of two private pay seniors housing properties located in Tulsa and Edmond, OK.  The investment amount was $55 million and the properties were added to a master lease at an initial lease yield of 6.0%. There are outsized annual escalators for the first five years of the lease followed by 3% annual escalators thereafter. Since closing our initial $8.5 million acquisition in 2010, we have completed $430 million of follow-on investments with Sagora.

Legend Senior Living We expanded our relationship with Legend by completing the development of two private pay seniors housing properties located in the Lancaster, PA MSA. The investment amount was $31 million and the properties were added to a master lease at an initial lease yield of 6.0%. There are outsized annual escalators for the first five years of the lease

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followed by 3% annual escalators. Since starting our initial $6 million development in 2005, we have completed $493 million of follow-on investments with Legend.

Ministry Health Care We completed a 43,136 square foot development of an outpatient medical building in Wausau, Wisconsin that is 100% leased by Ministry Health Care (Moody’s A2), a subsidiary of Ascension Health. The investment amount was $14 million and the yield on the development is 8.0%. Ascension Health leases over 250,000 square feet of space in Welltower properties.

Adventist We completed a 56,786 square foot development of an outpatient medical building on Centura’s Castle Rock Adventist Health Campus in the Denver MSA that was 65% leased at opening. The investment amount was $12 million and the stabilized yield on the development is 9.1%.

Notable Dispositions

Cindat/Union Life JV We completed the previously announced sale of a 75% interest in 11 Brookdale communities at a valuation of $268.5 million (based on a 100% ownership interest), which represents a 5.75% cap rate on in-place rent. The portfolio was added to an existing joint venture where Cindat/Union Life owns a 75% interest and Welltower retains a 25% stake. We realized a gain on sale of $42 million.

Senior Lifestyle We completed the disposition of 26 senior housing properties operated by and leased to Senior Lifestyle for $753 million. We realized a gain on sale of $169 million and an unlevered IRR of 11.1%.

Long-Term/Post Acute Portfolio We completed the disposition of six long-term/post-acute facilities pursuant to a purchase option in our lease agreement for $72 million, which represents an 8.9% cap on in-place rent.  We realized a gain on sale of $20 million and an unlevered IRR of 12.8%.

Chartwell Retirement Residences We completed the disposition of a seniors housing operating property with 183 units located in Victoria, British Columbia, Canada. The property was 100% owned by Welltower and third party managed by Chartwell. The property was sold for $27.5 million, which represents a 4.8% cap on in-place NOI. We realized a gain on sale of $13 million and an unlevered IRR of 16.2%.

Conference Call Information We have scheduled a conference call on Friday, May 5, 2017 at 10:00 a.m. Eastern Time to discuss our first quarter 2017 results, industry trends, portfolio performance and outlook for 2017. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through May 19, 2017. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 3098658. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

Supplemental Reporting Measures We believe that revenues, net operating income from continuing operations (NOICO), net income and net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), are the most appropriate earnings measurements. However, we consider funds from operations (FFO), same store net operating income (SSNOI), same store revenues per occupied room (SS REVPOR), and Adjusted EBITDA (A-EBITDA) to be useful supplemental measures of our operating performance. Excluding A-EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.

Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding

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gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.   Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 1.  We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.

As discussed in Note 17 to our consolidated financial statements, NOICO is used to evaluate the operating performance of our properties. We define NOI as the pro rata version of NOICO which is total revenues, including tenant reimbursements, less property operating expenses.  Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our seniors housing operating and outpatient medical properties.  These expenses include, but are not limited to, property-related payroll and benefits, property management fees, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance.  General and administrative expenses represent costs unrelated to property operations or transaction costs.  These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets.

SSNOI is used to evaluate the operating performance of our properties under a consistent population which eliminates changes in the composition of our portfolio.  As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods.  Land parcels, loans and sub-leases as well as any properties acquired, developed/redeveloped, transitioned, sold or classified as held for sale during that period are excluded from the same store amounts.  Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure.  None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP.  Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained in the relevant supplemental information package. We believe SSNOI provides investors relevant and useful information because it measures the operating performance of our properties at the property level on an unleveraged basis. No reconciliation of the forecasted range for SSNOI on a combined or segment basis for fiscal year 2017 is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.

REVPOR represents the average revenues generated per occupied room per month at our seniors housing operating properties.  It is calculated as the pro rata version of resident fees and services revenues per the income statement divided by average monthly occupied room days.  SS REVPOR is used to evaluate the REVPOR performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. It based on the same pool of properties used for SSNOI and includes any revenue normalizations used for SSNOI. We use REVPOR and SS REVPOR to evaluate the revenue-generating capacity and profit potential of our seniors housing operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our seniors housing operating portfolio.

We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and IRC section 1031 deposits. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The coverage ratios are based on EBITDA which stands for earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Covenants in our senior unsecured notes contain financial ratios based on a definition of EBITDA that is specific to those agreements.  Failure to satisfy these covenants could result in an event of default that could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition.  Due to the materiality of these debt agreements and the financial covenants, we have defined A-EBITDA to exclude unconsolidated entities and to include adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, transactions costs, gains/losses/impairments on properties, gains/losses on derivatives and other non-recurring and/or non-cash income/charges. We believe that A-EBITDA, along with net income and cash flow provided from operating activities, is an important supplemental measure because it provides additional information to assess and evaluate the performance of our operations. Our leverage ratios include undepreciated book capitalization and net debt to A-EBITDA. Undepreciated book capitalization represents book capitalization adjusted for accumulated depreciation and amortization. Book capitalization represents the sum of net debt (defined as total long-term debt less cash and cash equivalents and any IRC section 1031

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deposits), total equity and redeemable noncontrolling interests. Our leverage ratios are defined as the proportion of net debt to total capitalization.

Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies.  Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended March 31, 2017, which is available on the company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.

About Welltower Welltower Inc. (NYSE:HCN), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience.  Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.  We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information.  We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”.  Accordingly, investors should monitor such portion of the company’s website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission.  The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.

Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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Welltower Inc.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31,
	2017	2016
Assets
Real estate investments:
Land and land improvements	$2,650,473	$2,596,670
Buildings and improvements	24,930,472	25,712,496
Acquired lease intangibles	1,421,277	1,346,064
Real property held for sale, net of accumulated depreciation	178,260	293,806
Construction in progress	390,180	297,023
	29,570,662	30,246,059
Less accumulated depreciation and intangible amortization	(4,335,160)	(4,032,726)
Net real property owned	25,235,502	26,213,333
Real estate loans receivable	574,080	725,291
Less allowance for losses on loans receivable	(6,196)	-
Net real estate loans receivable	567,884	725,291
Net real estate investments	25,803,386	26,938,624
Other assets:
Investments in unconsolidated entities	416,110	545,070
Goodwill	68,321	68,321
Cash and cash equivalents	380,360	355,949
Restricted cash	42,777	62,176
Straight-line rent receivable	348,085	425,231
Receivables and other assets	708,238	692,922
	1,963,891	2,149,669
Total assets	$27,767,277	$29,088,293

Liabilities and equity
Liabilities:
Borrowings under primary unsecured credit facility	$522,000	$645,000
Senior unsecured notes	8,188,928	8,828,053
Secured debt	2,669,787	3,515,053
Capital lease obligations	73,470	75,092
Accrued expenses and other liabilities	817,411	665,645
Total liabilities	12,271,596	13,728,843
Redeemable noncontrolling interests	385,418	359,656
Equity:
Preferred stock	718,750	1,006,250
Common stock	365,187	356,953
Capital in excess of par value	17,134,490	16,589,738
Treasury stock	(62,306)	(51,271)
Cumulative net income	5,130,593	3,891,093
Cumulative dividends	(8,474,775)	(7,168,178)
Accumulated other comprehensive income	(177,200)	(109,053)
Other equity	1,464	4,062
Total Welltower Inc. stockholders’ equity	14,636,203	14,519,594
Noncontrolling interests	474,060	480,200
Total equity	15,110,263	14,999,794
Total liabilities and equity	$27,767,277	$29,088,293

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Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended
		March 31,
		2017	2016
	Revenues:
	Rental income	$367,141	$415,663
	Resident fees and service	670,337	602,149
	Interest income	20,748	25,188
	Other income	4,072	4,050
	Gross revenues	1,062,298	1,047,050

	Expenses:
	Interest expense	118,597	132,960
	Property operating expenses	510,169	449,636
	Depreciation and amortization	228,276	228,696
	General and administrative expenses	31,101	45,691
	Transaction costs	-	8,208
	Loss (gain) on derivatives, net	1,224	-
	Loss (gain) on extinguishment of debt, net	31,356	(24)
	Impairment of assets	11,031	14,314
	Other expenses	11,675	-
	Total expenses	943,429	879,481

	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	118,869	167,569
	Income tax (expense) benefit	(2,245)	1,725
	Income (loss) from unconsolidated entities	(23,106)	(3,820)
	Income (loss) from continuing operations	93,518	165,474
	Gain (loss) on real estate dispositions, net	244,092	-
	Net income (loss)	337,610	165,474
Less:	Preferred dividends	14,379	16,352
	Preferred stock redemption charge	9,769	-
	Net income (loss) attributable to noncontrolling interests	823	153
	Net income (loss) attributable to common stockholders	$312,639	$148,969

	Average number of common shares outstanding:
	Basic	362,534	355,076
	Diluted	364,652	356,051

	Net income (loss) attributable to common stockholders per share:
	Basic	$0.86	$0.42
	Diluted	$0.86	$0.42

	Common dividends per share	$0.87	$0.86

Normalizing Items			Exhibit 1
(in thousands, except per share data)	Three Months Ended
	March 31,
	2017		2016
Transaction costs	$	- (1)	$8,208
Loss (gain) on derivatives, net		1,224 (2)	-
Loss (gain) on extinguishment of debt, net		31,356 (3)	(24)
Preferred stock redemption charge		9,769 (4)	-
Other expenses		11,675 (5)	-
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net		22,939 (6)	1,518
Net normalizing items		$76,963	$9,702

Average diluted common shares outstanding		364,652	356,051
Net normalizing items per diluted share		$0.21	$0.03

Notes:	(1) Effective 1/1/17 with the adoption of ASU 2017-01, any non-capitalizable transaction costs are in Other Expenses.
	(2) Primarily related to mark-to-market of a convertible note receivable.
	(3) Primarily related to secured debt extinguishments.
	(4) Primarily related to redemption of Series J preferred stock.
	(5) Primarily related to severance costs and non-capitalizable transaction costs.

(6) Primarily related to goodwill/intangible impairments and non-recurring income tax expense adjustments at an unconsolidated entity as well as non-capitalizable transaction costs related to joint ventures.

FFO Reconciliations		Exhibit 2
(in thousands, except per share data)	Three Months Ended
	March 31,
	2017	2016
Net income (loss) attributable to common stockholders	$312,639	$148,969
Depreciation and amortization	228,276	228,696
Losses/impairments (gains) on properties, net	(233,061)	14,314
Noncontrolling interests(1)	(18,107)	(17,319)
Unconsolidated entities(2)	16,484	16,604
NAREIT FFO attributable to common stockholders	306,231	391,264
Normalizing items, net(3)	76,963	9,702
Normalized FFO attributable to common stockholders	$383,194	$400,966

Average diluted common shares outstanding	364,652	356,051

Per share data attributable to common stockholders:
Net income	$0.86	$0.42
NAREIT FFO	$0.84	$1.10
Normalized FFO	$1.05	$1.13

Normalized FFO Payout Ratio:
Dividends per common share	$0.87	$0.86
Normalized FFO attributable to common stockholders per share	$1.05	$1.13
Normalized FFO payout ratio	83%	76%

Other items:(4)
Net straight-line rent and above/below market rent amortization	$(17,921)	$(29,621)
Non-cash interest expenses	2,239	(58)
Recurring cap-ex, tenant improvements, and lease commissions	(13,806)	(11,806)
Stock-based compensation	4,906	8,186

Notes:	(1) Represents noncontrolling interests' share of net FFO adjustments.
	(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
	(3) See Exhibit 1.
	(4) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.

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Outlook Reconciliations: Year Ended December 31, 2017			Exhibit 3
(in millions, except per share data)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$967	$1,003	$880	$917
Gains on real estate dispositions(1,2)	(316)	(316)	(316)	(316)
Depreciation and amortization(1)	852	852	887	887
NAREIT FFO attributable to common stockholders	1,503	1,539	1,451	1,488
Normalizing items, net(3)	10	10	77	77
Normalized FFO attributable to common stockholders	$1,513	$1,549	$1,528	$1,565

Per share data attributable to common stockholders:
Net income	$2.65	$2.75	$2.39	$2.49
NAREIT FFO	4.12	4.22	3.94	4.04
Normalized FFO	4.15	4.25	4.15	4.25

Other Items(1)
Net straight-line rent and above/below market rent amortization	$(59)	$(59)	$(65)	$(65)
Non-cash interest expenses	5	5	10	10
Recurring cap-ex, tenant improvements, and lease commissions	(71)	(71)	(71)	(71)
Stock-based compensation	18	18	18	18

Notes:	(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
	(2) Includes estimated gains on projected dispositions.
	(3) See Exhibit 1.

SSNOI Reconciliations			Exhibit 4
(in thousands and at pro rata ownership except NOICO)	Three Months Ended
	March 31,
	2017	2016
Net operating income from continuing operations (NOICO)(1)	$552,129	$597,414
NOI attributable to unconsolidated investments	21,279	16,006
NOI attributable to noncontrolling interests	(27,542)	(24,804)
Pro rata NOI	545,866	588,616
Non-cash NOI attributable to same store properties	(13,711)	(20,182)
NOI attributable to non same store properties	(70,572)	(97,325)
Adjustments(2)	(1,167)	(20,883)
Same store NOI (SSNOI)	$460,416	$450,226
			% growth
Seniors housing triple-net	$128,824	$124,484	3.5%
Long-term/post-acute care	62,396	60,332	3.4%
Seniors housing operating (SHO)	186,521	184,807	0.9%
Outpatient medical	82,675	80,707	2.4%
Total SSNOI	$460,416	$450,330	2.2%

Adjusted SHO SSNOI:(3)
United States	$129,869	$128,553	1.0%
United Kingdom	19,395	17,936	8.1%
Canada	37,257	36,520	2.0%
Total Adjusted SHO SSNOI	$186,521	$183,009	1.9%
Notes:	(1) See Note 17 to Welltower's 10-Q. Represents consolidated revenues less consolidated property operating expenses.

(2) Includes adjustments to reflect consistent ownership percentages and foreign currency exchange rates for properties in the UK and Canada as well as other adjustments described in the accompanying Supplement.

	(3) Includes $1,798,000 of 2016 adjustments to normalize the impact of leap year for operators who charge residents daily rather than monthly.

1Q17 Earnings Release                                                                                                                                                                         May 5, 2017

SHO SS REVPOR Reconciliation			Exhibit 5
(dollars in thousands, except REVPOR)	Three Months Ended March 31,
	2017	2016
Consolidated resident fees and services (SHO revenues)	$671,866	$605,369
SHO revenues attributable to unconsolidated investments	41,904	39,078
SHO revenues attributable to noncontrolling interests	(57,808)	(51,412)
SHO pro rata revenues	655,962	593,035
Adjustments(1)	(75,736)	(25,835)
SHO same store revenues	$580,226	$567,200
Avg. occupied rooms/month(2)	34,768	35,148	% growth
SHO SS REVPOR	$5,640	$5,454	3.4%
Adjusted SHO SS REVPOR(3)	$5,640	$5,418	4.1%
Notes:

(1) Represents revenues from non same store properties, non-cash revenues from same store properties, currency and ownership adjustments and other normalizing adjustments described in the accompanying Supplement.

	(2) Represents average occupied rooms for same store properties on a pro rata basis.
	(3) Includes adjustments to normalize 2016 for the impact of leap year for operators who charge residents daily rather than monthly.

Undepreciated Book Capitalization			Exhibit 6
(dollars in thousands)	As Of
	March 31, 2017	December 31, 2016
Lines of credit	$522,000	$645,000
Long-term debt obligations(1)	10,932,185	11,713,245
Cash and cash equivalents(2)	(380,360)	(557,659)
Net debt	11,073,825	11,800,586
Accumulated depreciation and amortization	4,335,160	4,093,494
Total equity(3)	15,495,681	15,679,905
Undepreciated book capitalization	$30,904,666	$31,573,985
Net debt to undepreciated book capitalization ratio	35.8%	37.4%
Notes:	(1) Amounts include unamortized premiums/discounts and other fair value adjustments as reflected on balance sheet.
	(2) Inclusive of IRC section 1031 deposits, if any.
	(3) Includes all noncontrolling interests (redeemable and permanent) as reflected on balance sheet.

Net Debt to Adjusted EBITDA Reconciliation		Exhibit 7
(dollars in thousands)	Three Months Ended
	March 31, 2017
Net income	$337,610
Interest expense	118,597
Income tax expense (benefit)	2,245
Depreciation and amortization	228,276
EBITDA	$686,728
Loss (income) from unconsolidated entities	23,106
Stock-based compensation	4,906
Loss (gain) on extinguishment of debt, net	31,356
Losses/impairments (gains) on properties, net	(233,061)
Loss (gain) on derivatives, net	1,224
Other expenses	11,675
Adjusted EBITDA	$525,934
Adjusted EBITDA Annualized	$2,103,736
Net debt(1)	$11,073,825
Net debt to Adjusted EBITDA ratio	5.26x
Notes:	(1) See Exhibit 6.